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                                                For further Information contact:

                                                               Rob Harris, Ph.D.

                                                                   President/CEO

                                              Commonwealth Biotechnologies, Inc.

                                                                    804-648-3820


 Unaudited Year-to-Date Financial Report for Commonwealth Biotechnologies, Inc.

                Positive Trends Reported for EBITDA and Net Loss.

RICHMOND, VA (August 7, 2002) - Commonwealth Biotechnologies, Inc. (NASDAQ:
CBTE), a life sciences contract research organization and biotechnology company, today released its unaudited financial figures for the year to date. The Company's 10-QSB is expected to be released on or about August 14. The Company experienced a significant decrease in net losses for the first half of fiscal 2002 compared to the same period last year, principally due to a 31% decrease in expenses of approximately $1,000,000 compared to 2001. The net loss for 2002 is $241,938, versus $620,649 for the same period last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) was positive for the second consecutive quarter and was $218,562 for the first half of 2002, or 9.8% of gross revenues, compared to a negative EBITDA of $ 64,211 for 2001. Gross revenues to date for 2002 are $2,230,321, compared to $2,828,326 for the same period last year, but the 2001 revenues included $ 400,000 in one-time licensing fees received by the Company. In the current period, CBI shareholders recognized a loss of $.12 per share (basic and diluted) of common stock as compared to a loss of $.30 per share (basic and diluted) in 2001.

"While this continues to be a difficult period for the biotech sector, we see the first half of 2002 at CBI as representing a positive turnaround for the Company and the basis upon which we can move towards our goal of profitability. While revenues are more or less flat in the first half


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compared to last year, our expenses have been tightly managed and have been dramatically decreased for the period, resulting in a decrease of 60.0% in the net loss", said Robert B. Harris, President & CEO of the Company.

Mr. James Brennan, Controller of the Company further points out that, "The Company's operating cash has been positive for the period, representing a positive swing of more than $750,000 compared to 2001."

About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). The company occupied its 32,000 square foot facility in December, 1999. CBI has provided comprehensive research and development services to more than 2,500 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.


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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the company's filings with the Securities and Exchange Commission.

Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Such an offer can only be made in accordance with federal and applicable state securities laws. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that CBI will continue to perform as reported or will achieve profitability. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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